EXECUTION VERSION

RPM PLATEAU A PREFERENCE SHARE SUBSCRIPTION AGREEMENT

between

PLATEAU RESOURCES (PROPRIETARY) LIMITED

and

N2C RESOURCES INC

and

RUSTENBURG PLATINUM MINES LIMITED

CONTENT

THIS AGREEMENT dated 12 June 2009 is made between:

(1)	PLATEAU RESOURCES (PROPRIETARY) LIMITED, registration number 1996/013879/07, (the Company);

(2)	N2C RESOURCES INC, registration number CR-94611, (the Parent); and

(3)	RUSTENBURG PLATINUM MINES LIMITED, registration number 1931/003380/06, (the Subscriber),

(collectively the Parties).

BACKGROUND:

The Subscriber wishes to subscribe for, and the Company wishes to allot and issue to the Subscriber, the Subscription Shares (as defined below). Accordingly, the Parties enter into an agreement on the terms and conditions set out below.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

Words and expressions not otherwise defined in this Agreement shall bear the meaning given to them in the RPM Funding Common Terms Agreement (as defined below). In addition, unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings. In this Agreement:

1.1.1	Agreement means this RPM Plateau A Preference Share Subscription Agreement and its Schedules;

1.1.2

A Preference Share means a cumulative, redeemable preference par value share of R1.00 in the share capital of the Company, having the rights and privileges detailed in the RPM Plateau A Preference Share Terms;

1.1.3	Companies Act means the Companies Act, 61 of 1973 and includes all regulations promulgated under that act;

1.1.4	Issue Price means an amount of R1 200 000 000, being the Issue Price (per Share) multiplied by the number of Subscription Shares;

1.1.5

Issue Price (per Share) means an amount of R1 200 000 per Subscription Share, being the all-inclusive price per share at which the Subscriber will subscribe for, and the Company will allot and issue, the Subscription Shares (and representing a premium per share of R1 199 999 over the par value thereof);

1.1.6	Party means a party to this Agreement;

1.1.7	Rand or R means the lawful currency, from time to time, of South Africa;

1.1.8	RPM Funding Common Terms Agreement means the written common terms agreement dated on or about the Signature Date between inter alia the Parent, the Subscriber and the Company;

1.1.9	RPM Plateau A Preference Share Terms means the rights and privileges attaching to an A Preference Share, as detailed in Schedule 2 (RPM Plateau A Preference Share Terms) to this Agreement;

1.1.10

Special Resolutions means special resolutions by the members of the Company, in form and substance substantially similar to the draft resolutions contained in Schedule 1 (Special Resolutions of the Company);

1.1.11	Signature Date means the date of the signature of the Party last signing this Agreement; and

1.1.12	Subscription Shares means 1 000 A Preference Shares.

2.	COMMON TERMS AGREEMENT

2.1

This Agreement and the rights and obligations of the Parties are in all respects subject to the terms and conditions of the RPM Funding Common Terms Agreement. The terms and conditions of the RPM Funding Common Terms Agreement are incorporated by reference into this Agreement as if repeated herein in full.

2.2	In the event of a conflict between the terms of this Agreement and the RPM Funding Common Terms Agreement the provisions of this Agreement shall prevail.

3.	SUBSCRIPTION

Subject to the fulfilment of the conditions set out in Clause 4 of the RPM Funding Common Terms Agreement, on and with effect from the Closing Date, the Subscriber:

3.1	subscribes for the Subscription Shares; and

3.2	pays the Issue Price to the Company,

in accordance with the terms of this Agreement.

4.	ALLOTMENT, ISSUE AND DELIVERY OF SHARE CERTIFICATES

On the Closing Date and immediately on receipt of the Issue Price in respect of all the Subscription Shares, the Company must:

4.1	allot (as fully paid up) and issue the Subscription Shares to the Subscriber;

4.2	make such entries in its register of members, as are required to reflect the Subscriber as the registered holder of the Subscription Shares; and

4.3	deliver to the Subscriber the share certificate in respect of the Subscription Shares.

5.	PURPOSE

5.1	Application of funds

The proceeds of the Issue Price may only be used for purposes of paying part of the cash consideration in the amount of R2 600 000 000 payable by the Company to the Subscriber in terms of the Acquisition.

5.2	No obligation to monitor

The Subscriber is not bound to monitor or verify the application of any amount raised by the Company under this Agreement.

6.	RISK AND BENEFIT

The risk in and benefit of the Subscription Shares will pass to the Subscriber on the allotment and issue of the Subscription Shares to it, on the Closing Date.

7.	SECURITIES AND DOCUMENTARY TAXES

The Company must pay and indemnify the Subscriber against any registration or similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document (including any securities taxes payable in respect of the creation and issue of the Subscription Shares).

8.	RPM PLATEAU A PREFERENCE SHARE TERMS

In addition to the rights and privileges attaching to the Subscription Shares under the memorandum and articles of association of the Company, the Subscription Shares shall have all the rights and privileges set out in the RPM Plateau A Preference Share Terms. The Company may redeem the Subscription Shares only in accordance with the RPM Plateau A Preference Share Terms.

9.	INDEMNITY FOR DEFECTS IN SHARES

The Company indemnifies the Subscriber against any loss, damage, cost or expense suffered or incurred by the Subscriber if, for any reason, the creation, allotment, issue, subscription or holding by any person of Subscription Shares is or becomes unlawful, invalid, defective, void or voidable.

10.	MEMORANDUM AND ARTICLES OF ASSOCIATION

10.1

If there is any conflict between this Agreement and the memorandum or the articles of association of the Company (as amended pursuant to this Agreement), this Agreement, as between the Parties, will prevail. If any such conflict arises:

10.1.1	the Company will convene an extraordinary general meeting of its members within 21 days of becoming aware of any such conflict;

10.1.2

the Company and the Parent each undertakes to take whatever steps may be open to it to procure, at that general meeting, that the memorandum and articles of association of the Company are amended to conform to the terms of this Agreement; and

10.1.3

the Parent undertakes to exercise its voting rights as sole ordinary shareholder of the Company accordingly, to consent to and take all necessary steps within its power to amend the memorandum and articles of association of the Company, to consent to and authorise any variation of rights that would result from that amendment, and to consent to and authorise any and all payments required to be made by the Company in respect of an A Preference Share.

10.2

Whenever this Agreement purports to impose an obligation on the Company which, in law, is an obligation that can only be performed by the ordinary shareholders of a company, the Parent, as the sole ordinary shareholder of the Company, must perform that obligation or procure that it is performed.

SIGNATURE PAGE

THE COMPANY

For and on behalf of
Plateau Resources (Proprietary) Limited

/s/ signed
__________________________________

Name:
Date:

THE PARENT

For and on behalf of
N2C Resources Inc

/s/ signed
__________________________________

Name:
Date:

THE SUBSCRIBER

For and on behalf of
Rustenburg Platinum Mines Limited

/s/ signed
__________________________________

Name:
Date:

SCHEDULE 1

SPECIAL RESOLUTIONS OF THE COMPANY

PLATEAU RESOURCES (PROPRIETARY) LIMITED

(Registration Number 1996/013879/07)

("the Company")

MINUTES OF A MEETING OF THE OF THE SHAREHOLDER OF THE COMPANY

Present: [•] (in the Chair)

NOTICE AND QUORUM

(i)	The notice required for the calling of a meeting of shareholders of the Company has been waived in writing.

(ii)	A quorum was present.

WHEREAS

A.

The Company, N2C Resources Inc. and Rustenburg Platinum Mines Limited ("RPM") concluded or will conclude the A preference share subscription agreement in terms of which RPM agrees to subscribe for and the Company agrees to issue certain cumulative, redeemable A preference shares ("A Preference Shares") in the share capital of the Company ("A Preference Share Subscription Agreement").

B.

The Company, Anooraq Resources Limited ("Anooraq") and Central Plaza Investments 78 (Proprietary) Limited ("Central Plaza") concluded or will conclude the B2 preference share subscription agreement in terms of which Central Plaza agrees to subscribe for and the Company agrees to issue certain cumulative, convertible B2 preference shares ("B2 Preference Shares") in the share capital of the Company ("B2 Preference Share Subscription Agreement").

C.

The Company, Anooraq and Central Plaza concluded or will conclude the B3 preference share subscription agreement in terms of which Central Plaza agrees to subscribe for and the Company agrees to issue certain cumulative, convertible B3 preference shares ("B3 Preference Shares") in the share capital of the Company ("B3 Preference Share Subscription Agreement").

1.	SPECIAL RESOLUTION NO 1

RESOLVED that, subject to the passing and registration of special resolution no. 2, the authorised share capital of the Company of R[•] presently divided into [•] ordinary shares of R1,00 each be and it is increased to R[•] divided into [•] ordinary shares of R[•] each, [•] cumulative, redeemable preference shares of R[•] each [•] (provided that the cumulative, convertible preference shares do not exceed 10% of the issued shares of the Company) and cumulative, convertible preference shares of R[•], having the rights and privileges set out in the articles of association.

2.	SPECIAL RESOLUTION NO. 2

RESOLVED that, subject to the passing and registration of special resolution no.1, the memorandum of association of the Company and the articles of association of the Company be and is hereby amended as per Schedule 1 to this minute.

3.	SPECIAL RESOLUTION NO. 3

RESOLVED that, with effect from the date on which this special resolution is registered by the Registrar of Companies, the Company is authorised, for all purposes required under Section 38(2A)(b) of the Companies Act, 61 of 1973 (the "Act"), without restriction or condition, to provide any financial assistance (as contemplated in Section 38 of the Act) which may arise as a result of the Company entering into and/or performing its obligations under:

3.1

each of the Transaction Documents (as defined in the Senior Term Loan Facilities Agreement concluded or to be concluded between, inter alia, Standard Chartered Bank, the Company and Micawber 634 (Proprietary) Limited ("Senior Facilities Agreement")) to which it is a party;

3.2

each of the Transaction Documents (as defined in the RPM Funding Common Terms Agreement concluded or to be concluded between, inter alia, RPM, the Company, Central Plaza, Anooraq, Micawber 634 (Proprietary) Limited ("Plateau Security SPV") and Micawber 603 (Proprietary) Limited, ("RPM Funding Common Terms Agreement")) to which it is a party; and

3.3	any other Transaction Document (as defined in each of the Senior Facilities Agreement and the RPM Common Terms Agreement) to which it is a party,

(collectively, hereinafter referred to as the "Relevant Documents").

The reason for this special resolution is to authorise the Company to provide any financial assistance as contemplated in Section 38 of the Act which may arise under the Relevant Documents.

The effect of this special resolution is to authorise the Company to provide any financial assistance that may arise under the Relevant Documents for all purposes required under Section 38(2A)(b) of the Act.

4.	SPECIAL RESOLUTION NO. 4

RESOLVED that, to the extent required by Section 228 of the Act, the Company is authorised to conclude each of the Relevant Documents and to grant the security contemplated by the Relevant Documents in favour of Plateau Security SPV and to the extent required by Section 228 of the Act, any sale, disposal or transfer of the assets expressed to be subject to the transaction security provided by the Company in favour of Plateau Security SPV pursuant to an enforcement of such security in accordance with the Relevant Documents is authorised.

4.1	The purpose of this resolution is to authorise (in each case to the extent required under Section 228 of the Act):

4.1.1	the conclusion of the Relevant Documents and the granting of the security contemplated by the Relevant Documents in favour of the Plateau Security SPV; and

4.1.2

any sale, disposal or transfer of the assets expressed to be subject to the security provided by the Company in favour of the Plateau Security SPV pursuant to an enforcement of such security in accordance with the Relevant Documents.

5.	ORDINARY RESOLUTION NO. 1

RESOLVED that, subject to the passing and registration of special resolution no. 1 and special resolution no. 2:

5.1

[•] of the cumulative redeemable preference shares of the Company of R[•] each be and are hereby placed under the control of the directors of the Company, as a specific authority in respect of Section 221(2) of the Act, to allot and issue such shares, as A Preference Shares, in accordance with the provisions of and on the terms set out in the A Preference Share Subscription Agreement.

5.2

[•] of the cumulative convertible preference shares of the Company of R[•] each be and are hereby placed under the control of the directors of the Company, as a specific authority in respect of Section 221(2) of the Act, to allot and issue such shares, as B2 Preference Shares, in accordance with the provisions of and on the terms set out in the B2 Preference Share Subscription Agreement.

5.3

[•] of the cumulative convertible preference shares of the Company of R[•] each be and are hereby placed under the control of the directors of the Company, as a specific authority in respect of section 221(2) of the Act, to allot and issue such shares, as B3 Preference Shares, in accordance with the provisions of and on the terms set out in the B3 Preference Share Subscription Agreement.

6.	ORDINARY RESOLUTION NO. 2

RESOLVED that any director of the Company be and is hereby authorised, instructed and empowered to do all such things, sign all such documents and procure the doing of all such things and the signature of all such documents as may be necessary to give effect to the above resolutions including any amendments thereto.

Read and approved as a true record of the proceedings

______________________________

For: N2 Resources Inc.

A Preference Share Subscription Agreement (RPM Plateau)_cl

SCHEDULE 1

The articles of association of the Company be and they are amended by inserting the following new articles 109 and 110 immediately after the existing article 108 -

109 "RIGHTS AND PRIVILEGES ATTACHING TO THE CUMULATIVE REDEEMABLE A PREFERENCE SHARES

109.1

Notwithstanding any provision to the contrary in the articles of association, the following rights and privileges shall attach to the cumulative redeemable preference shares ("the A preference shares") in the capital of the Company.

109.1.1

The A preference shares shall confer the right, on a winding-up of the Company, to the repayment, out of the surplus assets of the Company, of the capital and any premium paid up thereon, together with payment of all arrear and accrued dividends (whether earned, declared or not and whether or not there shall have been, prior to such winding-up, any profit available for the payment to the holder of the A preference shares of the amount payable to them in terms of this article 109.1.1) calculated to the date of repayment of capital, in priority to the ordinary shares of the Company and any other class of shares of the Company not ranking in priority to or pari passu with the A preference shares but shall have no further right to participate in the profits or assets of the Company.

109.1.2

The A preference shares shall have such par value and shall be allotted and issued in such number, at such times and at such premium per A preference share as the directors of the Company in their sole discretion may determine at the time of and in respect of each allotment and issue of the A preference shares.

109.1.3

Subject to the provisions of article 109.1.1, in respect of each allotment and issue of such A preference shares, the A preference shares shall be designated as a separate class of A preference share having such special rights and privileges, whether as to dividend entitlement, redemption, conversion, voting rights or otherwise as the directors of the Company may, in their sole discretion (prior to or upon each allotment and issue) determine.

109.1.4

Subject to the provisions of the Act, the A preference shares shall be liable to be redeemed at the discretion of the directors on such basis as may be determined by the directors of the Company in respect of each allotment of the A preference shares. If any premium paid on the issue price is redeemed, it may be redeemed out of the share premium account of the Company.

109.1.5

Subject to article 109.1.3 and save as otherwise specified in the terms of issue of the A preference shares determined by the directors of the Company in accordance with article 109.1.3 but subject to the requirements of the Act, the holder of the A preference shares shall not be entitled to vote, either in person or by proxy, at any meeting of the Company, by virtue or in respect of the A preference shares.

109.1.6

Save as otherwise specified in the terms of issue of the A preference shares determined by the directors of the Company in accordance with Article 109.1.3, at every general meeting or adjourned general meeting of the Company at which holders of the ordinary shares and the holders of the A preference shares are present and entitled to vote (in terms of article 109.1.5 or in accordance with the terms of issue of the A preference shares determined by the directors of the Company in accordance with article 109.1.3, as the case may be), upon a poll, a holder of A preference shares shall have so many votes as is equal to 75 percent plus one of the votes attributable to all of the issued shares in the Company (including the A preference shares), at the relevant time."

110 "RIGHTS AND PRIVILEGES ATTACHING TO THE CUMULATIVE CONVERTIBLE B PREFERENCE SHARES

110.1

Notwithstanding any provision to the contrary in these articles of association, the following rights and privileges shall attach to the cumulative convertible preference shares ("the B preference shares") in the capital of the Company.

110.1.1

The B preference shares shall confer the right, on a winding-up of the Company, to the repayment, out of the surplus assets of the Company, of the capital and any premium paid up thereon, together with payment of all arrear and accrued dividends (whether earned, declared or not and whether or not there shall have been, prior to such winding-up, any profit available for the payment to the holder of the B preference shares of the amount payable to them in terms of this article 110.1.1) calculated to the date of repayment of capital, in priority to the ordinary shares of the Company and any other class of shares of the Company not ranking in priority to or pari passu with the B preference shares but shall have no further right to participate in the profits or assets of the Company.

110.1.2

The B preference shares shall have such par value and shall be allotted and issued in such number, at such times and at such premium per B preference share as the directors of the Company in their sole discretion may determine at the time of and in respect of each allotment and issue of the B preference shares.

13

109.1.3

Subject to the provisions of article 110.1.1, in respect of each allotment and issue of such B preference shares, the B preference shares shall be designated as a separate class of B preference share having such special rights and privileges, whether as to dividend entitlement, redemption, conversion, voting rights or otherwise as the directors of the Company may (in their sole discretion and prior to or upon each allotment and issue) determine.

110.1.4

Subject to the provisions of the Act, the B preference shares shall be liable to be converted at the discretion of the directors on such basis as may be determined by the directors of the Company in respect of each allotment of the B preference shares.

110.1.5

Subject to article 110.1.3 and save as otherwise specified in the terms of issue of the B preference shares determined by the directors of the Company in accordance with article 110.1.3 but subject to the requirements of the Act, the holder of the B preference shares shall not be entitled to vote, either in person or by proxy, at any meeting of the Company, by virtue or in respect of the B preference shares,

110.1.6

Save as otherwise specified in the terms of issue of the B preference shares determined by the directors of the Company in accordance with article 110.1.3, at every general meeting or adjourned general meeting of the Company at which holders of the ordinary shares and the holders of the B preference shares are present and entitled to vote (in terms of article 110.1.5 or in accordance with the terms of issue of the B preference shares determined by the directors of the Company in accordance with article 110.1.3, as the case may be), upon a poll, a holder of B preference shares shall have so many votes as is equal to 75 percent plus one of the votes attributable to all of the issued shares in the Company (including the B preference shares), at the relevant time."

14

SCHEDULE 2

RPM PLATEAU "A" PREFERENCE SHARE TERMS

The following rights and privileges ("the RPM Plateau A Preference Share Terms") shall attach to the cumulative, redeemable preference par value shares of R1.00 each in the share capital of the Company.

1.	INTERPRETATION

1.1	Definitions

In these RPM Plateau A Preference Share Terms, unless inconsistent with the context, the words and expressions set forth below shall bear the following meanings:

1.1.1	A Preference Dividend means the cumulative, preferential cash dividend payable on an A Preference Share under Clause 2.1 (Preference Dividends);

1.1.2

A Preference Share means a cumulative, redeemable preference par value share of R1.00 in the share capital of the Company, having the rights and privileges set out in these RPM Plateau A Preference Share Terms;

1.1.3	Arrear Dividend means any A Preference Dividend or part thereof which is not paid when due on a Dividend Payment Date, as contemplated by Clause 2.6 (Arrear Dividends);

1.1.4	Companies Act means the Companies Act, 61 of 1973, including all regulations promulgated under that act;

1.1.5	Company means Plateau Resources (Proprietary) Limited, registration number 1996/013879/07, a company incorporated under the laws of South Africa;

1.1.6	Dividend Date means in respect of an A Preference Dividend, the earlier in each case of:

(a)	the last day of March, June, September and December in each calendar year; and

(b)	the day falling on 3 monthly intervals after the Closing Date in each calendar year;

1.1.7	Dividend Payment Date has the meaning given to that term in Clause 2.4.1;

1.1.8	Dividend Period, in respect of an A Preference Share, means:

(a)

a period of 3 months commencing on the day immediately following a Dividend Date and ending on the next succeeding Dividend Date, provided that the first such period will commence on the day following the Issue Date and end on the first Dividend Date and the last such period will commence on the day immediately following the last Dividend Date before its Redemption Date and end on its Redemption Date (in each case, including the first and the last day of those periods); and

RPM Plateau A Preference Share Terms-	2
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(b)	any other period determined under these RPM Plateau A Preference Share Terms by reference to which an A Preference Dividend is calculated;

1.1.9

Dividend Rate means a fixed rate equal to 12 per cent. (naca) which for the purposes of aligning such rate to the Dividend Period, is equal to 11.49 per cent. (nacq) (subject to adjustment under Clause 9.2.2 (Consequences of a Variation Event));

1.1.10	Final Redemption Date means the first Business Day falling 9 years after the Issue Date;

1.1.11	GAAP means South African Generally Accepted Accounting Practice, including IFRS;

1.1.12	Holder means the Original Holder and any other person registered as a holder of an A Preference Share in the register of members of the Company, from time to time;

1.1.13	IFRS means international accounting standards within the meaning of IAS Regulation (EC) No 1606/2002 of the European Parliament and of the Council of the European Union;

1.1.14	Income Tax Act means the Income Tax Act, 58 of 1962, including all regulations promulgated under that act;

1.1.15	Issue Date, in respect of an A Preference Share, means the date on which the Company allots and issues that A Preference Share to a Holder;

1.1.16

Issue Price, in respect of an A Preference Share, means the aggregate all- inclusive price at which the Company allots and issues that A Preference Share to a Holder, being its par value of R1.00 plus a premium of R1 199 999;

1.1.17	Majority Holders means one or more Holders who hold 51 per cent. or more of the outstanding A Preference Shares;

1.1.18	Material Holder means a Holder who holds more than 10 per cent. of the outstanding A Preference Shares;

1.1.19

Ordinary Resolutions means ordinary resolutions of the members of the Company, adopted on or about the date of the RPM Plateau A Preference Share Subscription Agreement, inter alia, to place the authorised but unissued A Preference Shares under the control of the directors of the Company, with the authority to allot and issue those shares;

1.1.20

Ordinary Shareholder means N2C Resources Inc, registration number CR- 94611, a company incorporated under the laws of the Cayman Islands and the holder of all the ordinary shares in the share capital of the Company;

1.1.21	Original Holder means Rustenburg Platinum Mines Limited, registration number 1931/003380/06, a company incorporated under the laws of South

RPM Plateau A Preference Share Terms-	3
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Africa;

1.1.22	Rand, ZAR or R means the lawful currency, from time to time, of South Africa;

1.1.23	Redemption Amount, in respect of an A Preference Share, means (subject to adjustment under Clause 9.2.3 (Consequences of a Variation Event)) an amount equal to the aggregate of the following:

(a)	the Issue Price of that A Preference Share;

(b)

all A Preference Dividends which, under these RPM Plateau A Preference Share Terms, ought to have been declared on that A Preference Share by the Redemption Date, except to the extent that it has been paid or constitutes an Arrear Dividend whether or not the Company has profits or reserves available for distribution or has declared those A Preference Dividends (or is able to do so), and regardless of whether it is possible in law to declare or pay those A Preference Dividends; and

(c)	all Arrear Dividends,

reduced by any payment received for the benefit of a Holder under the Finance Documents;

1.1.24

Redemption Date, in respect of an A Preference Share, means the Scheduled Redemption Date, the Final Redemption Date or any earlier date on which that A Preference Share is to be redeemed under these RPM Plateau A Preference Share Terms;

1.1.25	Representative Agent means the representative agent appointed by the Holders in accordance with Clause 14 (Representative Agent);

1.1.26

Restricted Period, in respect of an A Preference Share, means the period commencing on the Issue Date of that A Preference Share and expiring on the first Business Day falling after the third anniversary of that date;

1.1.27

RPM Funding Common Terms Agreement means the written common terms agreement dated on or about the Signature Date between inter alia the Parent, N1C Resources, the Ordinary Shareholder, the Original Holder and the Company;

1.1.28

RPM Plateau A Preference Share Subscription Agreement means the preference share subscription agreement, dated on or about the date of the RPM Funding Common Terms Agreement, between the Original Holder, the Ordinary Shareholder and the Company;

1.1.29	Scheduled Redemption Date means the first Business Day falling 6 years after the Issue Date;

1.1.30	South Africa means the Republic of South Africa;

1.1.31	Special Resolutions means the special resolutions of the member of the

RPM Plateau A Preference Share Terms-	4
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Company, adopted on or about the date of the RPM Plateau A Preference Share Subscription Agreement, inter alia, to authorise the creation of the A Preference Shares, to incorporate the RPM Plateau A Preference Share Terms in the articles of association of the Company and to authorise the Company to enter into those of the Finance Documents to which it is a party, for the purposes of section 38(2A) of the Companies Act;

1.1.32	STC means secondary tax on companies levied under Part VII of the Income Tax Act; and

1.1.33	Trigger Event means an event specified as such in Clause 4 (Trigger Events).

1.2	Construction

1.2.1

Capitalised terms not defined in Clause 1.1 (Definitions) shall have the meaning ascribed to such capitalised term under the RPM Funding Common Terms Agreement and the provisions of Clauses 1.2 and 1.3 of the RPM Funding Common Terms Agreement shall apply mutatis mutandis to these RPM Plateau A Preference Share Terms.

1.2.2	Reference to profits and reserves of the Company under these RPM Plateau

A Preference Share Terms should not under any circumstances whatsoever be construed as being reference to accounting profits of the Company but instead should be interpreted as reference to profits including but not limited to operating profits, distributable reserves (including revaluation reserves) whether realized or unrealized or whether recorded for accounting purposes or not and any other sources of funds or amounts, to the fullest extent possible at law, from which the Company is able to declare dividends, pay or make distributions to shareholders.

1.2.3	A Trigger Event being continuing means that it has not been remedied or waived.

2.	PARTICIPATION IN PROFITS AND ASSETS

2.1	A Preference Dividends

2.1.1

Each A Preference Share confers on the Holder thereof (registered as such on a Dividend Date) the right to receive out of the profits or reserves of the Company which are available for distribution on that Dividend Date, in priority to and before any provision for, declaration or payment of any dividend or capital or other distribution on another class of share in the capital of the Company, a cumulative, preferential cash dividend (an A Preference Dividend) in an amount calculated in accordance with Clause 2.1.2 below.

2.1.2	The amount of the A Preference Dividend per A Preference Share must be calculated for each Dividend Period, in accordance with the following formula:

            B × C × [D + E]
A =              365

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where:

A	=	the A Preference Dividend per A Preference Share for that Dividend Period;

B	=	the Dividend Rate;

C	=	the number of days in that Dividend Period;

D	=	an amount equal to the Redemption Amount per A Preference Share on the first day of that Dividend Period;

E	=

the aggregate of all amounts per A Preference Share determined under these RPM Plateau A Preference Share Terms for all preceding Dividend Periods including Arrear Dividends, to the extent that those amounts have not been paid and, for any reason, are not included in D above.

2.2	Calculation and accrual of Preference Dividends

2.2.1	All A Preference Dividends must be calculated as if they accrue on a day-to-day basis during the Dividend Period to which they relate.

2.2.2

An A Preference Dividend shall accrue to the Holder of an A Preference Share in full on its Dividend Date, provided only that the Company is able to pay that A Preference Dividend on the applicable date. No further resolution by the directors or the members of the Company to declare an A Preference Dividend will be required for an A Preference Dividend to accrue to a Holder, unless such a resolution is required by applicable law.

2.3	Obligation to declare Preference Dividends

2.3.1

Subject to Clause 2.4.4, the Company must, on each applicable Dividend Date, declare a dividend on all A Preference Shares which remain outstanding on that date, for an amount not less than the A Preference Dividend on those A Preference Shares for the Dividend Period then ending.

2.3.2

If, at any time, the profits and/or reserves of the Company which are available for distribution on a Dividend Payment Date fall short of the aggregate amount of all A Preference Dividends which ought to be declared on that date:

(a)

the Company must, to the fullest extent of all its profits and/or reserves which are then available for distribution, apply those profits and/or reserves to declare A Preference Dividends on that date; and

(b)	to the extent only of that shortfall, the Company will not be required to declare an A Preference Dividend which ought to be declared on that date,

but whenever the profits and/or reserves of the Company which are available for distribution on the next or any subsequent Dividend Date exceed the amount of the A Preference Dividends which ought to be declared on that date for the

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Dividend Period then ending, the Company must immediately apply those surplus profits and/or reserves, to the full extent thereof, to declare an A Preference Dividend (if any) which it ought to have declared on an earlier Dividend Date but which it failed to declare as a result of a shortfall in profits and/or reserves available for distribution on that earlier date. In addition and provided that no Trigger Event has occurred and is continuing, for so long as the Company is liable to pay STC upon the declaration of a Preference Dividend, the Company must take into account its STC liability in determining the extent of the profits and/or reserves available for distribution under this Clause 2.3.3. If there are insufficient profits and/or reserves to cover the payment required to settle the STC liability on the Dividend Date, the Company may (without prejudice to a Holder's rights or remedies under any of the Finance Documents or at law) hold over the declaration of a Preference Dividend to the extent only of the shortfall in respect of the STC Liability to a subsequent Dividend Date in the manner set out in this Clause 2.3.3.

2.3.3	The profits and/or reserves which are available for distribution by the Company on a Dividend Date, must be applied to declare dividends on the A Preference Shares in the following order of priority:

first, an A Preference Dividend (if any) which ought to have been declared on a preceding Dividend Date, but which the Company failed to declare i.e. an Arrear Dividend (in the same order or priority); and

second, the A Preference Dividend for the Dividend Period then ending.

2.3.4

If, whenever an A Preference Share is redeemed or repurchased and the relevant share certificate is surrendered to the Company or its nominee, it fails to pay the Redemption Amount in full, the Company will remain liable to declare all A Preference Dividends on that A Preference Share and, until the date on which the balance of the Redemption Amount is paid in full, those A Preference Dividends will be calculated and accrue without interruption to the person who was the Holder of that A Preference Share immediately before that redemption or repurchase, as if that redemption or repurchase had not occurred.

2.4	Payment of Preference Dividends

2.4.1	For the purposes of these RPM Plateau A Preference Share Terms, a Dividend Payment Date occurs on each of the following dates:

(a)	(except in respect of an A Preference Share which is redeemed on an earlier date) on 31 July and 31 January in each calendar year; or

(b)	in respect of an A Preference Share which is redeemed on a date other than a Dividend Date detailed in (a) above, on its Redemption Date.

2.4.2	An A Preference Dividend must be paid in full in arrear on each Dividend Payment Date, for the Dividend Period then ending.

2.4.3	Any partial payment in respect of accrued A Preference Dividends must be applied in settlement of those A Preference Dividends in the order in which those A Preference Dividends have been declared.

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2.4.4

Without derogating from the Company's obligation to declare A Preference Dividends as contemplated in Clause 2.3 (Obligation to declare Preference Dividends), the payment of an A Preference Dividend by the Company under these RPM Plateau A Preference Share Terms is subject to and will be paid in accordance with the Borrower Cash Waterfall and the relevant provisions of the Global Intercreditor Agreement.

2.5	A Preference Dividends cumulative

Each A Preference Dividend is a cumulative dividend which, to the extent that it is not paid on a Dividend Date (whether or not it is declared or required to be paid on that date), will accumulate, be compounded with and, for the purposes of calculating the Redemption Amount of an A Preference Share and the A Preference Dividend for any Dividend Period ending after that date, must be added to the Issue Price of that A Preference Share with effect from the first day after that Dividend Date.

2.6	Arrear Dividends

If, on a Dividend Payment Date, the Company fails to pay an A Preference Dividend or any part thereof, that Preference Dividend, to the extent that it is not paid, will be an Arrear Dividend, whether or not the Company has profits or reserves available for distribution or has declared that A Preference Dividend (or is able to do so), and regardless of whether it is possible in law to declare or pay that Preference Dividend.

2.7	Adjustments to the Dividend Rate

The Dividend Rate shall be recalculated whenever required pursuant to Clause 9 (Adjustments to Amounts Payable) following the occurrence of a Variation Event (as defined in that Clause 9 (Adjustments to Amounts Payable)).

2.8	Winding-up and return of capital

Each A Preference Share, on a winding-up or any return of capital by the Company, confers on the Holder thereof (registered as such on the relevant date), in priority to and before any provision for, or payment of, any distribution on another class of share in the capital of the Company which does not rank pari passu with the A Preference Shares, the right to receive in full out of the assets of the Company, pro rata with the Holders of all other A Preference Shares which are then outstanding, an amount equal to the Redemption Amount.

2.9	No further participation

Except as provided in Clauses 2.1 (Preference Dividends) to 2.8 (Winding-up and return of capital) above, an A Preference Share does not confer on its Holder any right to participate in the profits or in any distribution of the assets or capital of the Company.

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3.	REDEMPTION

3.1	Mandatory redemption - Redemption Date

On the Scheduled Redemption Date, the Company must redeem all A Preference Shares which remain outstanding on that date, in full, at the applicable Redemption Amount. If the Company is able to redeem only part of (and not all) the A Preference Shares on the Scheduled Redemption Date, then the remaining A Preference Shares, must be redeemed on the Final Redemption Date, in full, at the applicable Redemption Amount.

3.2	Mandatory redemption - illegality

3.2.1

If it becomes unlawful in any applicable jurisdiction for a Holder to hold any A Preference Shares, to fund or maintain its investment in A Preference Shares or to claim or recover (in whole or in part) any A Preference Dividend, Arrear Dividend or Redemption Amount, the Holder must, promptly upon becoming aware of that illegality, deliver to the Company, by 5 Business Days' notice (a

Mandatory Event Redemption Notice) requiring the Company to redeem some or all of the A Preference Shares in full, at the applicable Redemption Amount (without prejudice to any other rights or remedies which a Holder may have under any Finance Document or at law) on the earlier of the following dates:

(a)	the next succeeding Dividend Payment Date; and

(b)	the date specified by the Holder in that notice, which must not be earlier than the last day of any applicable grace period permitted by law.

3.2.2

Notwithstanding the above provisions, the Company will not be obliged to redeem any A Preference Share under this Clause 3.2 (Mandatory redemption – illegality), before the date on which the Holder delivers to the Company a Mandatory Event Redemption Notice.

3.2.3	Any notice given under this Clause 3.2 (Mandatory redemption – illegality) will take effect in accordance with its terms.

3.3	Mandatory redemption - change of control or sale of business

3.3.1	Upon the occurrence of:

(a)	a Change of Control; or

(b)	a disposal of all or substantially all the assets of a member of the Anooraq Group, whether in a single transaction or a series of related transactions (other than a Project Company) (an Asset Sale), the Company must immediately notify the Holder.

3.3.2	Following a Change of Control or an Asset Sale, the Holder may deliver to the Company a notice (a Mandatory Event Trigger Notice) requiring it to

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immediately apply all amounts which are available for distribution to the shareholders of the Company (ignoring any restrictions on dividends or other distributions contained in the memorandum or articles of association of the Company) to pay any Arrear Dividend (in each case within the period stipulated in that notice).

3.3.3

If the Company fails to comply with a Mandatory Event Trigger Notice, the Holder may by 5 Business Days' notice (a Mandatory Event Redemption Notice) to the Company, require the Company to redeem some or all of the A Preference Shares in full, at the applicable Redemption Amount (without prejudice to any other rights or remedies which a Holder may have under any Finance Document or at law) on the earlier of the following dates:

(a)	the next succeeding Dividend Payment Date; and

(b)	the date specified by the Holder in the that notice, which must not be earlier than the last day of any applicable grace period permitted by law,

subject to and in accordance with the Borrower Cash Waterfall and the relevant provisions of the Global Intercreditor Agreement.

3.3.4

Notwithstanding the above provisions, the Company will not be obliged to redeem any A Preference Share under this Clause 3.3, before the date on which the Holder delivers to the Company a Mandatory Event Redemption Notice.

3.3.5	Any notice given under this Clause 3.3 (Mandatory redemption - change of control or sale of business) will take effect in accordance with its terms.

3.4	Mandatory redemption - refinancing

3.4.1	The Company must undertake a Mandatory Debt Refinance in accordance with the process and within the time period set out under the RPM Funding Common Terms Agreement.

3.4.2

The proceeds of the Mandatory Debt Refinance will be applied to the settlement of the Standby Facility and the OCSF Facility in accordance with the provisions of the Borrower Cash Waterfall and the relevant provisions of the Global Intercreditor Agreement.

3.4.3

Following the application of the proceeds of Mandatory Debt Refinance in the manner contemplated under Clause 3.4.2, the Company shall redeem so many of the A Preference Shares which then remain outstanding (rounded down to the nearest whole number), as are equal to the number obtained by dividing the cash amount standing to the credit of the Borrower Proceeds Account, by the Redemption Amount per A Preference Share at the relevant time.

3.5	Implementation of a redemption

3.5.1	If an A Preference Share is to be redeemed under these RPM Plateau A Preference Share Terms, the Company, subject to the Companies Act, must

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implement that redemption as detailed below in this Clause 3.5.

3.5.2

Before an A Preference Share is redeemed and the Redemption Amount is paid, as a condition to such redemption, the Company must declare (to the extent that it has not done so already) and pay all A Preference Dividends (including Arrear Dividends, if any) on that A Preference Share which have not been declared or paid before.

3.5.3	The Company must fund a redemption of A Preference Shares from its reserve accounts as follows:

(a)	first, by reducing (and debiting) its share premium account by an amount up to the Issue Price of those A Preference Shares, to the maximum extent that it is able to do so; and

(b)	thereafter, by reducing (and debiting) its distributable reserves by the balance of the Redemption Amount.

3.5.4	The Company must redeem an A Preference Share by paying the full Redemption Amount in cash to the Holder thereof on the applicable Redemption Date.

3.5.5

Against the unconditional receipt in full of the applicable Redemption Amount, a Holder must surrender to the Company the share certificate for the A Preference Share concerned (or, if that share certificate has been lost or destroyed, proof of that loss or destruction and such indemnities as the Company may reasonably require), in order that the certificate may be cancelled.

3.5.6

The Company may redeem an A Preference Share in any manner permissible at law and, subject to the Companies Act and Clause 3.5.3 above, may fund any premium payable on the redemption of an A Preference Share from the profits of the Company, its share premium account, its distributable reserves or out of the proceeds of a fresh issue of shares.

3.5.7

If following the application of the proceeds credited to the Borrower Proceeds Account in accordance with the Borrower Cash Waterfall, during the Restricted Period, there are sufficient cash proceeds available to the Company for the redemption of A Preference Shares, the Company may elect to either redeem such A Preference Shares in accordance with Clause 3.5.4 or to pay such proceeds into a separate cash deposit account to be applied to the redemption of such A Preference Shares on the first day following the expiry of the Restricted Period, as contemplated under the Global Intercreditor Agreement.

3.5.8

Subject to Clause 3.5.7, if following the application of the proceeds credited to the Borrower Proceeds Account in accordance with the Borrower Cash Waterfall at any time prior to the Final Redemption Date, there are sufficient cash proceeds available to the Company for the redemption of A Preference Shares, the Company must redeem so many of the A Preference Shares which then remain outstanding (rounded down to the nearest whole number), as are equal to the number obtained by dividing such cash proceeds by the Redemption Amount per A Preference Share at the relevant times.

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4.	TRIGGER EVENTS

Each Event of Default under the RPM Funding Common Terms Agreement is a Trigger Event for the purposes of these RPM Plateau A Preference Share Terms.

4.1	Consequences of Trigger Event

4.1.1	If a Trigger Event occurs and is continuing, the Holder may, and must if so instructed by the Majority Holders, deliver to the Company a notice (a Trigger Notice) requiring it to:

(a)

immediately apply all amounts which are available for distribution to the shareholders of the Company (ignoring any restrictions on dividends or other distributions contained in the memorandum or articles of association of the Company) to pay any Arrear Dividend; and

(b)	remedy the relevant Trigger Event,

in each case within the period stipulated in that notice.

4.1.2

If the Company fails to comply with a Trigger Notice, the Holder may, and must if so instructed by the Majority Holders, by 10 Business Days' notice (an Early Redemption Notice) to the Company, require the Company to redeem some or all of the A Preference Shares in full, at the applicable Redemption Amount (without prejudice to any other rights or remedies which a Holder may have under any Finance Document or at law), provided that all payment obligations of the Company under this Clause 4 (Trigger Events) are made subject to and in accordance with the Borrower Cash Waterfall and the relevant provisions of the Global Intercreditor Agreement.

4.1.3

Notwithstanding the occurrence of a Trigger Event, the Company will not be obliged to redeem any A Preference Share pursuant to this Clause 4, before the date on which the Holder delivers to the Company an Early Redemption Notice.

4.1.4	Any notice given under this Clause 4.1 (Consequences of a Trigger Event) will take effect in accordance with its terms.

5.	MEETINGS AND VOTING

5.1	Right to attend general meetings and vote

A Holder must be given notice of every general meeting and adjourned general meeting of the Company and is entitled to be present at those meetings, but may vote an A Preference Share (in person by representative or by proxy) only if, on the date of that meeting, in the opinion of the Holder, all applicable regulatory approvals required for a Holder to vote have been obtained and one or more of the following circumstances continue (and for so long as it continues):

5.1.1	a Trigger Event has occurred and is continuing;

5.1.2	save as contemplated under Clause 3.5.7, a Redemption Amount is overdue

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and remains unpaid; or

5.1.3

a resolution of the Company is proposed (other than a resolution contemplated by Clause 5.3 (Right to call general meetings)) which directly affects the rights or privileges attaching to the A Preference Shares or the interests of the Holders, including a resolution:

(a)

to wind-up, liquidate or dissolve the Company, or to have it placed under judicial management (whether provisionally or finally), or to pursue a moratorium or a composition or similar arrangement with any of its creditors;

(b)

to redeem, purchase, defease, retire or repay any shares or share capital in the Company or any instrument convertible into shares or share capital (other than an A Preference Share, Pelawan SPV Plateau B2 Preference Share or a Pelawan SPV Plateau B3 Preference Share);

(c)

to create any shares in the Company (or any instrument convertible into shares other than the Pelawan SPV Plateau B2 Preference Shares or Pelawan SPV Plateau B3 Preference Shares) which rank in priority to or pari passu with the A Preference Shares in respect of rights to dividends or a return of capital;

(d)	to repay or distribute any share premium account or non-distributable reserve (except in or towards payment of a Redemption Amount);

(e)

to declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee, capitalisation shares or other distribution (whether in cash or in kind) on or in respect of its shares or share capital or any class of its share capital, except as is permitted by law and under these RPM Plateau A Preference Share Terms;

(f)

to pay or allow any member of the Anooraq Group to pay any management, advisory or other fee to or to the order of the Ordinary Shareholder (or any of its Affiliates) (except if such payment is a permitted under any Finance Document and is not restricted under the RPM Funding Common Terms Agreement); or

(g)

to dispose of the whole, or substantially the whole, of the undertaking of the Company or an Obligor, or the whole or the greater part of its or an Obligor's assets (except if such disposal is a Permitted Disposal).

5.2	Loading of votes when Holders may vote

At every general meeting or adjourned general meeting of the Company at which a Holder is present and entitled to vote on a particular matter, the provisions of these RPM Plateau A Preference Share Terms relating to the general meetings of ordinary members will apply mutatis mutandis, except that:

5.2.1	a quorum at any such meeting will be a person or persons holding or representing by proxy at least one quarter of the A Preference Shares which are then outstanding;

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5.2.2

the A Preference Shares, collectively, will have so many votes as is equal to 75 per cent. plus one of the votes attributable to all of the issued shares in the Company (including the A Preference Shares), and those votes will be divided amongst the Holders according to the proportions in which they hold the A Preference Shares;

5.2.3	all resolutions put to the meeting shall be voted by way of a poll; and

5.2.4	no resolution on that matter will be carried unless all the Holders have voted all their A Preference Shares in favour of that resolution.

5.3	Right to call general meetings

If, at any time, a Holder would be entitled to vote its A Preference Shares under Clause 5.1 (Right to attend general meetings and vote) at a general meeting of the Company, if one were to be held, any Holder may, by notice to the Company, require the Company to call a general meeting of its members (or any class of them) to consider any of those matters on which Holders are entitled to vote, including a resolution to declare an A Preference Dividend when required under these RPM Plateau A Preference Share Terms or otherwise requiring the Company to comply with its obligations to Holders. Notwithstanding any other provision of these RPM Plateau A Preference Share Terms, a resolution adopted at such a meeting will be binding on and must be given effect to by the Company and the directors of the Company.

5.4	Class meetings

The provisions of these RPM Plateau A Preference Share Terms relating to general meetings of the ordinary shareholders apply mutatis mutandis to a separate class meeting of Holders, except that a quorum at a class meeting of Holders will be one or more Holders who hold or represent by proxy at least one quarter of the A Preference Shares. However, if at an adjourned class meeting a quorum is not present, the provisions of the articles of association of the Company relating to adjourned general meetings of ordinary shareholders apply.

5.5	Consents and approvals

Unless expressly otherwise provided in these RPM Plateau A Preference Share Terms (including where consents and approvals may be given on the instructions of the Majority Holders), whenever the consent or approval of the Holders is required by these RPM Plateau A Preference Share Terms, a valid consent or approval will only be given if:

5.5.1	it is given by Holders of at least three quarters of the outstanding A Preference Shares; or

5.5.2	it is sanctioned by a resolution passed at a separate class meeting of the Holders in the same manner, mutatis mutandis, as a special resolution of the ordinary shareholders of the Company.

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6.	BOARD REPRESENTATION

6.1	If a Trigger Event occurs and is continuing, each Material Holder may:

6.1.1	subject to Clause 6.2, appoint one person to the board of directors of the Company; or

6.1.2	nominate a person to attend all board meetings as an observer,

and the Company must ensure that any person so appointed or nominated is appointed as a director of the Company or given access as an observer to board meetings (as applicable).

6.2

If the Representative Agent has been appointed in terms of Clause 14.1, the Material Holders will appoint or nominate the Representative Agent or, if appropriate, such other person as the Material Holders may decide, to fulfil the role of a director or observer (as applicable) contemplated under Clause 6.1, in order to represent the interests of each of the Material Holders and to vote in accordance with such interests. The Material Holders, in making an appointment to the board of directors, will take account of any HDP requirements applicable to the composition of the board of directors of the Company, at the time of the appointment, and ensure that the appointment does not prejudice the Company's ability to comply with the relevant HDP requirements.

6.3	The Material Holders may by agreement remove and replace any director who has been appointed by them under this Clause 6.

6.4

An appointment or a removal of a director, to the extent permissible at law, must be effected by notice by the Material Holders to the Company, and will be effective on the date on which the Company receives that notice.

6.5

The Material Holders who removes a director appointed by them under this Clause 6 must indemnify the Company against claims by that director for wrongful or unfair dismissal, or redundancy or other compensation arising out of that removal or loss of office.

6.6

Notwithstanding any other provision of these RPM Plateau A Preference Share Terms, a director appointed by the Material Holders may at any time convene a meeting of the directors of the Company by 7 days' notice to all the other directors (which notice must include an agenda of matters to be discussed at that meeting).

7.	INFORMATION UNDERTAKINGS

7.1	Notification of Trigger Events

7.1.1	The Company must notify the Holder of a Trigger Event (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

7.1.2

Promptly on request by the Holder, the Company must supply to it a certificate, signed by two of its directors or senior officers on its behalf, certifying that no Trigger Event is continuing or, if such an event is continuing, specifying that

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event and the steps, if any, being taken to remedy it.

7.2	Notices

7.2.1	Any communication in connection with an A Preference Share must be in writing.

7.2.2

Communications in connection with a Finance Document, other than a redemption notice, a notice of intended cession, delegation or transfer, a notice of default or a notice in connection with a Trigger Event, may also be given by any form of electronic communication previously approved in writing by the Holder.

8.	OTHER UNDERTAKINGS

8.1	No modification of rights and privileges

Without the approval of the Holders, as required under Clause 5.5 (Consents and approvals):

8.1.1	the terms of the A Preference Shares may not be modified;

8.1.2

the share capital, share premium and non-distributable reserves of the Company may not be reduced, repaid or distributed (except in or towards payment of: i) a Redemption Amount; or ii) a dividend in respect of the Pelawan SPV Plateau B2 Preference Shares or the Pelawan SPV Plateau B3 Preference Shares); and

8.1.3	no shares in the capital of the Company ranking in priority to or pari passu with the A Preference Shares, in respect of rights to dividends or a return of capital, may be created or issued.

8.2	Action by the Ordinary Shareholder

The Ordinary Shareholder must pass all resolutions and approve all actions of the directors of the Company which may be required, from time to time, for the payment of A Preference Dividends and Redemption Amounts.

9.	ADJUSTMENTS TO AMOUNTS PAYABLE

9.1	Variation Events

For the purposes of this Clause 9:

9.1.1	a Tax Event occurs if, at any time:

(a)

any cost, loss or liability arises which a Holder (in its absolute discretion) determines has been or will be suffered (directly or indirectly), for or on account of Tax in relation to an amount received or receivable (or any amount deemed to be received or receivable) under these RPM Plateau A Preference Share Terms or in connection with the subscription for,

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holding or funding of an A Preference Share;

(b)

any deduction or withholding is required to be made for or on account of Tax from any payment by the Company in respect of an A Preference Share, or the amount of a deduction or withholding is increased or reduced;

(c)

the amount of any Preference Dividend, or any part thereof, (or any Redemption Amount or part thereof which is a dividend for the purposes of the Income Tax Act) which a Holder is able to take into account for the purposes of determining its liability for STC or other Tax on dividends (if applicable) is increased or reduced;

(d)	the rate of STC is increased or reduced or STC is abolished as a Tax; or

(e)	a cost, loss or liability arises in relation to any payment made by the Original Holder to its shareholders, as a result of any of the events or circumstances contemplated in (b) to (d) above;

9.1.2	a Variation Event occurs if, at any time, as a result of:

(a)	the introduction of, or any change in, or a change in the interpretation, administration or application of, any law or regulation;

(b)	compliance with any law or regulation made after the Issue Date; or

(c)	a Tax Event,

there is an increase or reduction in any of the following:

(i)	the cost to a Holder of subscribing for or holding an A Preference Share or funding and performing its obligations under a Finance Document;

(ii)	an amount due or payable to a Holder in respect of an A Preference Share;

(iii)	the rate of return (before or after Tax) on an A Preference Share; or

(iv)	the rate of return (before or after Tax) on the overall capital of a Holder or that of an Affiliate,

in each case, to the extent only to which it is attributable to that Holder having entered into a Finance Document or acquired any A Preference Shares or funding or performing any of its obligations under the Finance Documents.

9.2	Consequences of a Variation Event

9.2.1

If a Variation Event occurs, the amounts payable by the Company in respect of an A Preference Dividend must be increased or reduced (as applicable) by an amount which, after making that adjustment, leaves the Holder in the same position it would have been, had that Variation Event not taken place.

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9.2.2

If a Variation Event occurs before all the A Preference Shares are redeemed, any adjustment required under Clause 9.2.1 above must be made as an adjustment to the amount of the A Preference Dividends on the outstanding A Preference Shares from time to time (with a corresponding adjustment to the Dividend Rate, where applicable).

9.2.3

If, when a Variation Event occurs, there are no A Preference Shares outstanding, any adjustment required under Clause 9.2.1 above must be made as an adjustment to the Redemption Amount, and will be payable as a premium by the Company or allowed as a discount by a Holder (as appropriate) on the Redemption Amount.

9.2.4	If the Company or a Holder is aware that a Variation Event has occurred, it must promptly notify the Holder.

9.2.5	An adjustment required under this Clause 9.2 must be made with effect from the date on which the Variation Event occurs.

9.2.6

The Company or the Holder (as applicable) need not make any payment under this Clause 9.2, to the extent that a Variation Event occurs as a result of the other or any of its Affiliates wilfully failing to comply with any law or regulation.

9.2.7	A Variation Event does not affect or alter the rights and privileges attaching to an A Preference Share.

9.3	General

9.3.1

If a Tax Event occurs which, but for the fact that a Holder has the benefit of an assessed or assessable Tax loss, an STC credit (as described below) or any other Tax credit, would constitute a Variation Event, that Tax Event will nevertheless be a Variation Event, any such assessed or assessable Tax loss, STC credit or other Tax credit will be disregarded in calculating the amount of the adjustment required under Clause 9.2 (Consequences of a Variation Event) and that Holder will not be deprived of the benefit of this Clause 9 (Adjustments to Amounts Payable), which will apply as if that assessed or assessable Tax loss, STC credit or other Tax credit was not available to that Holder. A Holder has an STC credit if, for the purposes of section 64B(3)(a) of the Income Tax Act, the amount of all qualifying dividends which have accrued (or are deemed to have accrued) to that Holder during a dividend cycle, exceeds the amount of dividends declared by that Holder during the same cycle (and the amount of the STC credit will be the amount of that excess).

9.3.2

The rights and obligations of the Company and the Holder under this Clause 9 will terminate 3 years after the date on which the Holder is finally assessed for Tax in respect of the last fiscal year during which an amount accrues to the Holder under these RPM Plateau A Preference Share Terms.

10.	MITIGATION

10.1	Undertaking to mitigate

Each Holder must, in consultation with the Company, take all reasonable steps to

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mitigate any circumstances which arise and which result or would result in:

10.1.1	any increased payment being payable to that Holder as a result of a Variation Event;

10.1.2	that Holder being able to exercise any right of early redemption under this Agreement by reason of any illegality,

This Clause 10 does not in any way limit the obligations of the Company or the Obligors under the Finance Documents.

10.2	Costs and limitation

The Company must indemnify each Holder for all costs and expenses reasonably incurred by that Holder as a result of any step taken by it under this Clause 10. A Holder is not obliged to take any such steps if, in its opinion (acting reasonably), to do so might be prejudicial to it.

10.3	Conduct of business by a Holder

No provision of these RPM Plateau A Preference Share Terms will:

10.3.1	affect the right of any Holder to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

10.3.2	oblige any Holder to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

10.3.3	oblige any Holder to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

11.	PAYMENTS

11.1	Place

All payments by the Company to a Holder under these RPM Plateau A Preference Share Terms must be made to the Holder to its account at such office or bank in South Africa as it may notify to the Company for this purpose by not less than five Business Days' prior notice.

11.2	Currency of account

Each amount payable under these RPM Plateau A Preference Share Terms is payable in Rand.

11.3	Funds

Payments to the Holder under these RPM Plateau A Preference Share Terms must be made for value on the due date in immediately available and freely transferable funds, or at such times and in such funds as the Holder (acting on the instructions of

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the Majority Holders) may specify as being customary at the time for the settlement of transactions in Rand in the place for payment.

11.4	No set-off by the Company

All payments made by the Company under these RPM Plateau A Preference Share Terms must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

11.5	Business Days

If a payment under these RPM Plateau A Preference Share Terms is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Holder reasonably determines is market practice.

11.6	Due date not elsewhere specified

If these RPM Plateau A Preference Share Terms do not provide for when a particular payment by the Company is due, that payment will be due within three Business Days of demand by a Holder.

11.7	Section 90 payments

If, at any time when an A Preference Dividend or Redemption Amount ought to be declared and/or paid under these RPM Plateau A Preference Share Terms, the Company does not have sufficient profits available for distribution or reserves to declare and pay that A Preference Dividend or Redemption Amount, it must subject to the Borrower Cash Waterfall, on first demand by the Holder (acting on the instructions of the Majority Holders), pay to all Holders an amount equal to that A Preference Dividend or Redemption Amount, subject to section 90 of the Companies Act, in any manner in which the Company may do so at law. This Clause 11.7 will not be construed as:

11.7.1	placing an obligation on the Company to realise any of its assets; or

11.7.2	in any way restricting a Holder's rights under these RPM Plateau A Preference Share Terms or any of the Finance Documents.

The Redemption Amount must be reduced by the amount of any payment made under this Clause 11.7 (unless it is reduced for that payment under another provision of these RPM Plateau A Preference Share Terms).

12.	CALCULATIONS AND CERTIFICATES

12.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Holder are prima facie proof of the matters to which they relate.

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12.2	Certificates and determinations

Any certification or determination by the Holder of a rate or amount or a due date in respect of an A Preference Share or otherwise under the Finance Documents, signed by any officer, manager or employee of the Holder (the appointment of which officer, manager or employee need not be proved), in the absence of manifest error, will be prima facie proof of the matters to which it relates.

12.3	Accrual and day count convention

Any A Preference Dividend or interest which must be calculated or which accrues in respect of an A Preference Share, must be calculated as if it accrues from day to day and on the basis of the actual number of days elapsed and a year of 365 days or otherwise, depending on what the Holder reasonably determines is market practice.

13.	TRANSFER OF A PREFERENCE SHARES

13.1

Subject to the SCB Pre-Emptive Right (as defined under the Global Intercreditor Agreement), and to any consents required in terms of the Global Intercreditor Agreement, a Holder may at any time transfer some or all of its A Preference Shares and/or cede and delegate any of its rights and obligations under any Finance Document, without the consent of the Company (the New Holder).

13.2	If:

13.2.1	a Holder transfers an A Preference Share and/or cedes any of its rights and/or delegates any of its obligations under these RPM Plateau A Preference Share Terms or any Finance Document; and

13.2.2

as a result of that transfer, cession and/or delegation and circumstances existing on the date on which it occurs, a Variation Event occurs which (but for this Clause 13.2) would result in an increase in the Dividend Rate, the amount of an A Preference Dividend or a Redemption Amount, then the Company need only pay that A Preference Dividend or Redemption Amount to the same extent that it would have been obliged to if no transfer, cession or delegation had occurred.

14.	REPRESENTATIVE AGENT

14.1

If the Original Holder transfers all or part of its A Preference Share to a New Holder, the Holders, must appoint a representative agent (the Representative Agent) on such written terms and conditions as may be agreed between the Holders and, in the absence of agreement, as determined by the Majority Holders at the time. The Majority Holders will notify the Company of the identity of the Representative Agent. The Representative Agent shall be entitled to:

14.1.1	call a general meeting of the shareholders (or any class of them) of the Company on behalf of the Holders as contemplated under Clause 5.3 (Right to call general meetings);

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14.1.2	attend general meetings on behalf of the Holders;

14.1.3	vote at a general meeting on behalf of each of the Holders in the circumstances contemplated under Clause 5.1 (Right to and general meetings and vote); and

14.1.4	perform any of the obligations that a Holder may be required to perform under these RPM Plateau A Preference Share Terms.

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